Exhibit 99.1

News Release For further information, please contact:
5790 Widewaters Parkway, DeWitt, N.Y. 13214	Joseph E. Sutaris, EVP & Chief Financial Officer Office: (315) 445-7396

Community Bank System Reports

Third Quarter 2020 Results and COVID-19 Pandemic Update

SYRACUSE, N.Y. — October 26, 2020 — Community Bank System, Inc. (NYSE: CBU) reported third quarter 2020 net income of $42.8 million, or $0.79 per fully-diluted share. This compares to net income of $39.2 million, or $0.75 per share, for the third quarter of 2019 and $35.2 million, or $0.66 per share, in the second quarter of 2020. The $0.04, or 5.3%, increase in earnings per share year-over-year was driven by a significant decrease in acquisition-related expenses, as well as increases in both net interest income and noninterest revenues, offset, in part, by increases in provision for credit losses, non-acquisition related operating expenses, income taxes and fully-diluted shares outstanding, as well as litigation reserve expense. The $0.13, or 19.7%, increase in earnings per share from the linked second quarter was largely driven by significantly lower acquisition-related expenses, an increase in net interest income, an increase in noninterest revenues, and a significant decrease in the provision for credit losses, offset, in part, by increases in non-acquisition related operating expenses, litigation reserve expense, income taxes and fully-diluted shares outstanding. Operating diluted earnings per share (non-GAAP), which excludes, on an after-tax basis, acquisition expenses, acquisition related provision for credit losses, litigation reserve expense and unrealized loss on equity securities, were $0.85 for the third quarter of 2020. This compares to operating diluted earnings per share (non-GAAP) of $0.84 for the third quarter of 2019 and $0.76 for the second quarter of 2020.

Third Quarter 2020 Highlights:

❖	GAAP EPS of $0.79, up $0.04, or 5.3%, over the third quarter of 2019

❖	Operating diluted EPS (non-GAAP) of $0.85, up $0.01 over the third quarter of 2019 and $0.09 over the linked second quarter

❖	Adjusted pre-tax, pre-provision net revenue per share (non-GAAP) of $1.10, consistent with the third quarter of 2019 and up $0.02 over the linked second quarter

❖	Return on equity of 8.13%; Return on tangible equity (non-GAAP) of 13.22%

❖	Return on assets of 1.26%; Return on assets – adjusted (non-GAAP) of 1.40%

❖	Deposit funding costs of 0.13%

❖	Total revenues of $152.6 million increased $7.7 million, or 5.3%, over the second quarter of 2020

❖	Noninterest revenues represented 39.2% of operating revenues

❖	Annualized net charge-offs of 0.07%

“The Company generated very strong results in the third quarter despite of the significant challenges posed by the COVID-19 pandemic and related market conditions,” said Mark E. Tryniski, President and CEO. “Operating earnings per share increased $0.01, or 1.2%, from the prior year’s third quarter and $0.09, or 11.8%, on a linked quarter basis. The Company’s adjusted pre-tax, pre-provision net revenue per share of $1.10 matched the third quarter 2019 results. Total revenues were up $7.7 million, or 5.3%, over the second quarter of 2020 as we recorded increases in net interest income, banking noninterest revenues, employee benefit services revenues and wealth management and insurance services revenues. The strength of our nonbanking businesses is becoming increasingly evident as the pandemic continues to run its course. On a year-to-date basis, the total revenues from our nonbanking business are up $3.6 million, or 3.1%. From an asset quality perspective, the Company experienced a significant decrease in the number and outstanding balances of loans under COVID-related forbearance. At September 30, 2020, 216 borrowers, representing $193 million of loans outstanding, or 2.6% of total loans, remained under a forbearance agreement, which is down from 3,699 borrowers, representing $704 million of loans outstanding, or 9.4% of total loans at June 30, 2020. Although we expect to experience an increase in nonperforming loans, loan delinquency and potentially net-charge offs in future periods, through the end of the third quarter these credit metrics remained generally consistent with pre-COVID levels. On a year-to-date basis, annualized net charge-offs to average loans were just seven basis points. Nonperforming loans to total loans outstanding stood at 0.43% and delinquent loans to total loans outstanding were 0.79%. Loans outstanding at the end of the third quarter decreased $69.4 million, or 0.9% from the end of the linked second quarter due to weak economic conditions, but deposit levels remain extraordinarily high due primarily to the retention of a significant portion of Federal stimulus-related funds received by customers.”

Mr. Tryniski added, “Although we expect to continue to navigate strong industry headwinds, particularly around asset quality, net interest margin, and current and future federal monetary and fiscal policies, we believe our Company remains well-prepared to withstand their impacts. The Company continues to maintain very high levels of capital and liquidity, diversified revenue streams through its nonbanking businesses, strong credit performance and an exceptional core deposit base.”

The Company recorded total revenues of $152.6 million in the third quarter of 2020, an increase of $4.3 million, or 2.9%, from the prior year’s third quarter. The increase in total revenues between the periods was driven by a $1.7 million, or 1.9%, increase in net interest income, a $4.0 million increase in mortgage banking revenues, a $0.8 million, or 3.4%, increase in employee benefit services revenues and a $0.5 million, or 3.6%, increase in wealth management and insurance services revenues, offset, in part, by a $2.8 million, or 15.7%, decrease in deposit service and other banking fees. Total revenues were up $7.7 million, or 5.3%, on a linked quarter basis. The Company recorded a $1.0 million, or 1.1%, increase in net interest income, a $2.3 million, or 17.4% increase in deposit service and other banking fees, a $2.5 million, or 184%, increase in mortgage banking revenue, a $1.1 million, or 4.5%, increase in employee benefit service revenues, and a $0.9 million, or 6.0%, increase in wealth management and insurance services revenues on a linked quarter basis.

The Company recorded net interest income of $93.0 million in the third quarter of 2020. This represents a $1.7 million, or 1.9%, increase over the third quarter of 2019. The increase was driven by a $2.15 billion, or 21.9%, increase in average earning assets between the periods, offset, in part by a 61 basis point decrease in the net interest margin. The increase in earning assets was driven by large net inflows of funds from government stimulus programs, Paycheck Protection Program (“PPP”) loan originations and the acquisition of Steuben Trust Corporation (“Steuben”) in the second quarter of 2020. The 61 basis point decrease in net interest margin was driven by a 75 basis point decrease in tax-equivalent earning asset yields between the periods, partially offset by a 16 basis point decrease in the total cost of funds. The large drop in earning asset yields was due to a significant decrease in market interest rates between the periods and a significant change in the composition of earning assets, including a $635.1 million increase in average cash equivalents that earned only a 0.10% yield during the third quarter of 2020. This compares to a yield of 2.19% earned on cash equivalents during the third quarter of 2019.

Interest income and fees on loans decreased $0.3 million, or 0.4%, over the comparable prior year quarter. Although average loans outstanding increased substantially over the comparable prior year quarter, interest income and fees on loans decreased modestly due to a significant decrease in market interest rates. Average loans outstanding increased $773.1 million, or 11.5% year-over-year due to the Steuben acquisition and the origination of PPP loans, while the average yield on loans decreased 49 basis points, from 4.72% in the third quarter of 2019 to 4.23% in the third quarter of 2020. Interest income on investments, including cash equivalents, decreased $0.9 million, or 4.7%, between the third quarter of 2019 and the third quarter of 2020. The decrease is reflective of lower market interest rates and a significant increase in the proportion of low-yield cash equivalents, offset, in part, by a $743.7 million, or 30.9%, increase in the average book value of investments. The tax-equivalent average yield on investments, including cash equivalents, decreased from 2.52% in the third quarter of 2019 to 1.67% in the third quarter of 2020. Interest expense was $2.8 million lower than the previous year’s third quarter, driven by a 20 basis point decrease in the cost on interest-bearing liabilities partially offset by a $1.16 billion, or 17.2%, increase in average interest-bearing liability balances. The average cost of deposits was 0.13% in the third quarter of 2020, as compared to 0.26% in the third quarter of 2019, reflective of market driven rate decreases for deposits between the periods and significant increases in noninterest bearing deposit balances. By comparison, the average cost of deposits during the second quarter of 2020 was 0.17%.

The Company recorded $1.9 million in the provision for credit losses during the third quarter of 2020. This amount is significantly less than the amounts recorded in the prior two quarters of 2020 and only $0.1 million greater than the amount recorded in the third quarter of 2019. The Company recorded $5.6 million in the provision for credit losses during the first quarter and $9.8 million in the second quarter. The second quarter provision for credit losses included $3.2 million of acquisition-related provision for credit losses due to the Company’s acquisition of Steuben with the remaining $6.6 million largely attributable to COVID-19 related factors. The decrease in the provision for credit losses during the third quarter, as compared to the prior two quarters, was due to improving economic conditions, modest levels of delinquent and nonperforming loans, a decrease in loans outstanding, low levels of net charge-offs and a large decrease in the number and amount of the Company’s loan balances subject to borrower forbearance. During the first two quarters of 2020 during the height of the COVID-19 pandemic, financial conditions deteriorated rapidly as state governments shutdown business activities in the Company’s markets and unemployment levels spiked. These conditions drove the Company to build its allowance for credit losses during the first two quarters of 2020 to account for expected life of loan losses in the loan portfolio. It is expected that improving conditions, including a continued decline in unemployment rates, will have a dampening impact on provision amounts in the coming quarters. However, this may be offset by the Company’s anticipation that there may be a significant increase in delinquency and nonperforming loan balances in future quarters due to it being unlikely that all COVID-affected borrowers will resume full payment of contractual amounts upon expiration of their forbearance agreement. The Company recorded loan net charge-offs of $1.3 million, or 0.07% annualized, during the third quarter of 2020. Comparatively, loan net-charge offs in the third quarter of 2019 were $1.6 million, or 0.10% annualized. On a year-to-date basis, the Company recorded net charge-offs of $3.7 million, or 0.07% annualized. This compares to $5.4 million, or 0.11% annualized, for the nine-month period ended September 30, 2019. Since the ultimate effect the COVID-19 pandemic will have on the Company’s credit losses is still unknown and highly uncertain, the decrease in the provision for credit losses during the third quarter should not be interpreted as a trend or utilized to forecast provision in future quarters. It is possible that the provision will be somewhat uncertain in future quarters as credit loss expectations change and borrowers’ financial conditions and circumstances become more apparent.

The Company recorded $59.7 million in noninterest revenues in the third quarter of 2020, as compared to $57.1 million in the third quarter of 2019. This represents a $2.6 million, or 4.5%, increase in noninterest revenues between the periods, $1.2 million of which is attributable to banking-related noninterest revenues and $1.4 million is related to nonbanking noninterest revenues. The increase in banking noninterest revenues was due to a $4.0 million increase in mortgage banking revenues, offset, in part, by a $2.8 million decrease in deposit service and other banking fees. Between the periods, the Company increased its commitment to sell secondary market eligible residential mortgage loans, which drove an increase in mortgage banking revenue from a $0.1 million loss in the third quarter of 2019 to a $3.9 million net gain in the third quarter of 2020. The decrease in deposit service and other banking fees was driven by lower overdraft and other deposit revenues, offset partially by higher debit card interchange revenues. Employee benefit services revenues for the third quarter of 2020 were $25.2 million. This represents a $0.8 million, or 3.4%, increase over third quarter 2019 and is attributable to increases in plan administration, recordkeeping and trustee fees. The Company recorded $15.4 million in wealth management and insurance services revenues during the third quarter of 2020, as compared to $14.9 million during the third quarter of 2019. The $0.5 million, or 3.6%, increase in wealth management and insurance revenues was attributable to organic growth in those businesses. Noninterest revenues increased $6.7 million, or 12.7%, on a linked quarter basis. This was driven by a $4.8 million, or 33.4%, increase in banking-related revenues including a $2.3 million, or 17.4%, increase in deposit service and other banking revenues and a $2.5 million, or 184%, increase in mortgage banking revenues. Wealth management and insurance services revenues increased $0.9 million, or 6.0%, between linked quarters, while employee benefit services revenues increased, $1.1 million, or 4.5%.

The Company recorded $97.0 million in total operating expenses in the third quarter of 2020. This compares to $96.9 million of total operating expenses recorded in the third quarter of 2019, and $90.9 million recorded in the linked second quarter of 2020. During the third quarter of 2020, the Company incurred $0.8 million of acquisition-related expenses and $3.0 million of litigation reserve expense. Exclusive of these items, the Company recorded $93.2 million of operating expenses in the third quarter of 2020. This compares to $90.9 million in operating expenses recorded in the third quarter of 2019, exclusive of $6.1 million of acquisition-related expenses, and $87.5 million in operating expenses in the linked second quarter of 2020, exclusive of $3.4 million of acquisition-related expenses. The acquisition expenses recorded in the second and third quarters of 2020 were incurred in connection with the Company’s acquisition of Steuben. The acquisition expenses recorded in the third quarter of 2019 were incurred in connection with the Company’s acquisition of Kinderhook Bank Corp. The litigation reserve expense recorded in the third quarter of 2020, was due to the accrual of estimated loss from an overdraft disclosure class action lawsuit brought against the Company. The $2.3 million, or 2.6%, year-over-year increase in operating expenses between quarters was attributable to a $1.2 million, or 2.2%, increase in salaries and employee benefits, a $1.4 million, or 13.3%, increase in data processing and communications expenses, a $0.3 million, or 3.4%, increase in occupancy and equipment expense, offset, in part, by a $0.2 million, or 2.3%, decrease in other expenses and a $0.4 million, or 9.6%, decrease in amortization of intangible assets. Although the Company continued to experience reduced levels of business activities during the third quarter of 2020 due to the ongoing COVID-19 pandemic, the resumption of certain marketing and business development activities and incremental costs associated with operating a larger organization as a result of the acquisition of Steuben, resulted in a $2.3 million, or 2.6%, net increase in operating expenses. The $5.7 million, or 6.5%, increase in operating expenses between the third quarter of 2020 and the linked second quarter was driven by a $2.6 million, or 4.7% increase in salaries and employee benefits, a $1.3 million, or 11.7%, increase in data processing and communications expenses, a $0.4 million, or 3.9%, increase in occupancy and equipment expenses and a $1.4 million, or 16.4%, increase in other expenses. The effective tax rate for the third quarter of 2020 was 20.3%, consistent with the second quarter of 2020, but down from 21.1% in the third quarter of 2019.

The Company also provides supplemental reporting of its results on an “operating,” “adjusted” or “tangible” basis, from which it excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts), accretion on non-impaired purchased loans, expenses associated with acquisitions, acquisition-related provision for credit losses, litigation reserve expense, the unrealized gain (loss) on equity securities and net gain on sale of investments. In addition, the Company provides supplemental reporting for “adjusted pre-tax, pre-provision net revenues,” which subtracts the provision for credit losses, acquisition expenses, litigation reserve expense, net gain on sale of investments and unrealized gain (loss) on equity securities from income before income taxes. The amounts for such items are presented in the tables that accompany this release. Although these items are non-GAAP measures, the Company’s management believes this information helps investors understand the effect of acquisition and other non-recurring activity in its reported results. Diluted adjusted net earnings per share were $0.88 in both the third quarter of 2020 and third quarter of 2019. Similarly, adjusted pre-tax, pre-provision net revenue per share in both the third quarters of 2020 and 2019 were $1.10, as compared to $1.08 in the second quarter of 2020.

Financial Position

The Company’s total assets increased to $13.85 billion at September 30, 2020, which represents a $2.25 billion, or 19.4% increase over the last twelve months and a $401.1 million, or 3.0%, increase over the prior quarter end. The substantial increase in the Company’s total assets over the last twelve months was largely due to the Steuben acquisition in the second quarter of 2020 and the very large inflows of government stimulus-related deposit funding between the periods. Similarly, average earning assets increased substantially over the prior year, from $9.81 billion in the third quarter of 2019 to $11.96 billion in the third quarter of 2020, a $2.15 billion, or 21.9% increase. This included a $773.1 million, or 11.5%, increase in average total loans outstanding, a $743.7 million, or 30.9%, increase in average total investment securities and a $635.1 million, or 95.4%, increase in average outstanding cash equivalents. On a linked quarter basis, average earning assets increased $852.5 million, or 7.7%, due largely to net inflows of government stimulus funds, with average outstanding cash equivalents increasing $478.0 million, or 58.1%. Average loan balances increased $289.4 million, or 4.0%, due primarily to the Steuben acquisition and higher average PPP loan balances. The average book value of investment securities increased $85.1 million, or 2.8%, from the linked second quarter due to the Steuben merger and the related acquisition of its investment securities portfolio. Average deposit balances increased $2.01 billion, or 22.6%, between the third quarter of 2019 and the third quarter of 2020 and $823.0 million, or 8.1%, on a linked quarter basis.

Ending loans at September 30, 2020 were $7.46 billion. This was $69.4 million, or 0.9%, lower than linked second quarter ending loans of $7.53 billion, but up $605.5 million, or 8.8% from one year prior. During the second quarter 2020, the Company acquired $339.7 million of loans in the Steuben transaction and originated $507.2 million of PPP loans. Exclusive of the loans acquired in the Steuben transaction and PPP, ending loans outstanding at September 30, 2020 decreased, $241.4 million, or 3.5%, from one year prior due largely to a significant slow-down in consumer and business activities due the COVID-19 pandemic.

The Company’s liquidity position remains extremely strong. The Company’s primary Bank subsidiary maintains a funding base largely comprised of core noninterest-bearing demand deposit accounts and low cost interest-bearing interest checking, savings and money market deposit accounts with customers that operate, reside or work within its branch footprint. At September 30, 2020, the Company’s cash and cash equivalents balances, net of float, were $1.73 billion. The Company also maintains an available-for-sale investment securities portfolio, comprised primarily of highly-liquid U.S. Treasury securities, highly-rated municipal securities and U.S. agency mortgage-backed securities. At September 30, 2020, the Company’s available-for-sale investment securities portfolio totaled $3.22 billion, $1.25 billion of which was unpledged as collateral. Net unrealized gains on the portfolio at that time were $154.3 million. The Bank’s unused borrowing capacity at the Federal Home Loan Bank of New York at September 30, 2020 was $1.65 billion and it maintained $259.4 million of funding availability at the Federal Reserve Bank’s discount window.

Although there remains uncertainty around the magnitude and duration of the economic impact of the COVID-19 pandemic, the Company’s management believes that its financial position, including high levels of capital, will allow it to successfully endure the negative economic impacts of the crisis. The Company’s capital planning and management activities, coupled with its historically strong earnings performance, diversified streams of revenue and prudent dividend practices, have allowed it to build and maintain strong capital reserves. Shareholders’ equity of $2.10 billion at September 30, 2020 was $258.2 million, or 14.0%, higher than one year prior and up $17.3 million, or 0.8%, from the end of the linked second quarter. The increase in shareholders’ equity over the last four quarters was primarily driven by solid earnings generation and capital retention, as well as the Steuben acquisition and an increase in accumulated other comprehensive income due primarily to an increase in net unrealized gains on the Company’s available-for-sale investment securities portfolio. At September 30, 2020, all of the Company’s regulatory capital ratios significantly exceeded well-capitalized standards. More specifically, the Company’s tier 1 leverage ratio, a common measure to evaluate a financial institutions capital strength, was 10.21% at September 30, 2020, which represents over two times the regulatory well-capitalized standard of 5.0%. This compares to 10.76% at the end of the third quarter of 2019 and 10.79% at the end of the second quarter of 2020, with the modest declines in the ratio primarily being driven by the organic asset growth generated from the significant deposit inflows noted above. The Company’s net tangible equity to net tangible assets ratio was 9.92% at September 30, 2020, up from 9.68% a year earlier and down from 10.08% at the end of the second quarter of 2020. The decreases in the net tangible equity to net tangible assets ratio and the tier 1 leverage ratio during the third quarter was due to the significant organic growth in total assets between the comparable periods as a result of the strong inflow of deposits noted above.

As previously announced in December 2019, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to 2.6 million shares of the Company’s common stock during a twelve-month period starting January 1, 2020. Such repurchases may be made at the discretion of the Company’s senior management based on market conditions and other relevant factors and will be acquired through open market or privately negotiated transactions as permitted under Rule 10b-18 of the Securities Exchange Act of 1934 and other applicable legal requirements. There were no shares repurchased pursuant to the program in the third quarter of 2020. Although the approved stock repurchase program has not been rescinded, management does not anticipate purchasing shares through this program during the fourth quarter of 2020.

Allowance for Credit Losses and Asset Quality

During the first quarter of 2020, the Company adopted ASU No. 2016-13, Financial Instruments – Credit Losses, also known as Current Expected Credit Losses (“CECL”). Upon the adoption of CECL on January 1, 2020, the Company’s allowance for credit losses increased $1.4 million, from $49.9 million at December 31, 2019 to $51.3 million. Following the adoption of CECL, the Company’s allowance for credit losses has increased by $13.7 million, or 26.7%, $3.6 million of which was due to the Steuben acquisition and $10.1 million of which was primarily due to credit loss expectations associated with COVID-19’s adverse impact on economic and business operating conditions. The table below illustrates the Company’s changes in the allowance for credit losses prior to CECL adoption through the end of the third quarter.

($ in millions)	Allowance for Loan Losses at 12/31/2019	CECL Adoption Impact	First Quarter 2020 Reserve Build	Second Quarter 2020 Steuben Acquisition	Second Quarter 2020 Reserve Build	Third Quarter 2020 Reserve Build	Allowance for Credit Losses at 9/30/2020
Balance	$49.9	+$1.4	+$4.4	+$3.6	+$5.1	+$0.6	$65.0
% Change from 12/31/2019	n/a	+2.7%	+8.8%	+7.3%	+10.3%	+1.1%	+30.2%

At September 30, 2020, nonperforming (90+ days past due and non-accruing) loans were 0.43% of total loans outstanding. This compares to 0.42% of total loans outstanding at the end of the third quarter of 2019 and 0.36% at the end of the second quarter of 2020. Total delinquent loans, which includes nonperforming loans and loans thirty or more days delinquent, to total loans outstanding were 0.79% at the end of the third quarter of 2020. This compares to 0.85% at the end of the third quarter of 2019 and 0.72% at the end of the second quarter of 2020. The Company recorded net charge-offs of $1.3 million, or 0.07% annualized, in the third quarter of 2020. This compares to net charge-offs of $1.6 million, or 0.10% annualized, in the third quarter of 2019 and $0.9 million, or 0.05%, in the linked second quarter of 2020. The allowance for credit losses to total loans was 0.87% at September 30, 2020, compared to 0.86% at June 30, 2020 and 0.72% at September 30, 2019.

The Company participated in both rounds of the Coronavirus Aid, Relief, and Security Act (“CARES Act”) PPP, a specialized low-interest loan program funded by the U.S. Treasury Department and administered by the U.S. Small Business Administration (“SBA”). As of September 30, 2020, the Company’s business lending portfolio included 3,473 PPP loans with a total balance of $507.2 million. Under the PPP, the SBA may forgive all or a portion of the loan amount if the borrower meets certain conditions. Through September 30, 2020, the Company has not received any notifications from the SBA that any of its borrowers’ loans were forgiven.

From a credit risk and lending perspective, the Company has taken actions to identify, assess and monitor its COVID-19 related credit exposures based on asset class and borrower type. No specific credit impairment has been identified within the Company’s investment securities portfolio, including the Company’s municipal securities portfolio since the onset of the pandemic. With respect to the Company’s lending activities, the Company implemented a customer forbearance program to assist both consumer and business borrowers that may be experiencing financial hardship due to COVID-19 related challenges. As of September 30, 2020, the Company had 216 borrowers in forbearance due to COVID-19 related financial hardship, representing $193 million in outstanding loan balances, or 2.6% of total loans outstanding. This compares to 3,699 borrowers in forbearance at June 30, 2020, representing $704 million in outstanding loan balances, or 9.4% of total loans outstanding.

Loans in forbearance status continued to accrue interest during the forbearance period unless otherwise classified as nonaccrual. Consistent with industry regulatory guidance, borrowers that were otherwise current on loan payments that were granted COVID-19 related financial hardship payment deferrals were reported as current loans throughout the agreed upon deferral period. Through the end the third quarter, the payment deferrals granted under COVID-19 related forbearance were deemed to be an insignificant borrower concession, and therefore, not classified as troubled-debt restructured loans. Borrowers that were delinquent in their payments to the Bank prior to requesting a COVID-19 related financial hardship payment deferral were reviewed on a case-by-case basis for troubled debt restructure classification and nonperforming loan status.

The Company anticipates that the number and amount of COVID-19 financial hardship forbearance agreements will decrease during the fourth quarter of 2020, but also anticipates that delinquent and nonperforming loans will increase in future periods as borrowers that continue to experience COVID-19 related financial hardship will be unable to resume loan payments consistent with their contractual obligations.

Dividend Increase

During the third quarter of 2020, the Company declared a quarterly cash dividend of $0.42 per share on its common stock, up 2.4% from the $0.41 dividend declared in the third quarter of 2019, representing an annualized yield of 2.9% based upon the $58.92 closing price of the Company’s stock on October 23, 2020. The one cent increase declared in the third quarter of 2020 marked the 28th consecutive year of dividend increases for the Company.

COVID-19 Pandemic

The COVID-19 crisis is expected to continue to impact the Company’s financial results, as well as demand for its services and products during the remainder of the fourth quarter of 2020 and likely for a significant portion of 2021. The short and long-term implications of the COVID-19 crisis, and related government monetary and fiscal stimulus measures, on the Company’s future operations, revenues, earnings, allowance for credit losses, capital reserves, and liquidity are difficult to fully assess and remain uncertain at this time.

Conference Call Scheduled

Company management will conduct an investor call at 11:00 a.m. (ET) today, October 26, 2020, to discuss third quarter 2020 results. The conference call can be accessed at 877-317-6789 (1-412-317-6789 if outside United States and Canada). Investors may also listen live via the Internet at: https://www.webcaster4.com/Webcast/Page/995/37701.

This earnings release, including supporting financial tables and presentation slides, is available within the press releases section of the Company's investor relations website at: https://ir.communitybanksystem.com. An archived webcast of the earnings call will be available on this site for one full year.

About Us

Community Bank System, Inc. operates more than 240 customer facilities across Upstate New York, Northeastern Pennsylvania, Vermont, and Western Massachusetts through its banking subsidiary, Community Bank, N.A. With assets of over $13.8 billion, the DeWitt, N.Y. headquartered company is among the country’s 125 largest banking institutions. In addition to a full range of retail, business, and municipal banking services, the Company offers comprehensive financial planning, insurance and wealth management services through its Community Bank Wealth Management Group and OneGroup NY, Inc. operating units. The Company's Benefit Plans Administrative Services, Inc. subsidiary is a leading provider of employee benefits administration, trust services, collective investment fund administration and actuarial consulting services to customers on a national scale. Community Bank System, Inc. is listed on the New York Stock Exchange and the Company's stock trades under the symbol CBU. For more information about Community Bank visit www.cbna.com or https://ir.communitybanksystem.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of CBU’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from its expectations: the macroeconomic and other challenges and uncertainties related to the COVID-19 pandemic, including the negative impacts and disruptions on public health, corporate and consumer customers, the communities CBU serves, and the domestic and global economy, including various actions taken in response by governments, central banks and others, which may have an adverse effect on CBU’s business; current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, and any slowdown in global economic growth; fiscal and monetary policies of the Federal Reserve Board; the effect of changes in the level of checking or savings account deposits on CBU’s funding costs and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; the effect of a fall in stock market prices on CBU’s fee income businesses, including its employee benefit services, wealth management, and insurance businesses; the successful integration of operations of its acquisitions; competition; changes in legislation or regulatory requirements; and the timing for receiving regulatory approvals and completing pending transactions. For more information about factors that could cause actual results to differ materially from CBU’s expectations, refer to its reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020, which have been filed with the Securities and Exchange Commission and available on its website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and CBU undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	Quarter Ended		Year-to-Date
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Earnings
Loan income	$79,646	$79,931	$236,931	$227,701
Investment income	17,844	18,716	54,746	57,979
Total interest income	97,490	98,647	291,677	285,680
Interest expense	4,525	7,371	16,707	19,245
Net interest income	92,965	91,276	274,970	266,435
Acquisition-related provision for credit losses	0	0	3,201	0
Provision for credit losses	1,945	1,751	14,112	5,573
Net interest income after provision for credit losses	91,020	89,525	257,657	260,862
Deposit service and other banking fees	15,184	18,003	45,296	52,132
Mortgage banking	3,908	(138)	6,199	276
Wealth management and insurance services	15,420	14,890	45,161	44,008
Employee benefit services	25,159	24,329	74,593	72,170
Gain on sale of investments, net	0	0	0	4,882
Unrealized (loss) gain on equity securities	(12)	10	(30)	28
Total noninterest revenues	59,659	57,094	171,219	173,496
Salaries and employee benefits	57,280	56,061	170,252	163,448
Data processing and communications	12,096	10,675	33,342	30,475
Occupancy and equipment	10,134	9,801	30,627	29,708
Amortization of intangible assets	3,581	3,960	10,772	11,994
Litigation reserve	2,950	0	2,950	0
Acquisition expenses	796	6,061	4,537	7,789
Other	10,129	10,371	29,052	33,343
Total operating expenses	96,966	96,929	281,532	276,757
Income before income taxes	53,713	49,690	147,344	157,601
Income taxes	10,904	10,472	29,153	31,422
Net income	$42,809	$39,218	$118,191	$126,179
Basic earnings per share	$0.80	$0.76	$2.23	$2.44
Diluted earnings per share	$0.79	$0.75	$2.22	$2.41

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2020			2019
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Earnings
Loan income	$79,646	$78,720	$78,565	$80,509	$79,931
Investment income	17,844	18,472	18,430	19,538	18,716
Total interest income	97,490	97,192	96,995	100,047	98,647
Interest expense	4,525	5,241	6,941	7,307	7,371
Net interest income	92,965	91,951	90,054	92,740	91,276
Acquisition-related provision for credit losses	0	3,201	0	0	0
Provision for credit losses	1,945	6,573	5,594	2,857	1,751
Net interest income after provision for credit losses	91,020	82,177	84,460	89,883	89,525
Deposit service and other banking fees	15,184	12,934	17,178	17,828	18,003
Mortgage banking	3,908	1,375	916	247	(138)
Wealth management and insurance services	15,420	14,549	15,192	14,060	14,890
Employee benefit services	25,159	24,068	25,366	24,997	24,329
Unrealized (loss) gain on equity securities	(12)	12	(30)	(9)	10
Total noninterest revenues	59,659	52,938	58,622	57,123	57,094
Salaries and employee benefits	57,280	54,721	58,251	56,468	56,061
Data processing and communications	12,096	10,833	10,413	10,932	10,675
Occupancy and equipment	10,134	9,754	10,739	10,142	9,801
Amortization of intangible assets	3,581	3,524	3,667	3,962	3,960
Litigation reserve	2,950	0	0	0	0
Acquisition expenses	796	3,372	369	819	6,061
Other	10,129	8,699	10,224	12,946	10,371
Total operating expenses	96,966	90,903	93,663	95,269	96,929
Income before income taxes	53,713	44,212	49,419	51,737	49,690
Income taxes	10,904	8,964	9,285	8,853	10,472
Net income	$42,809	$35,248	$40,134	$42,884	$39,218
Basic earnings per share	$0.80	$0.67	$0.77	$0.82	$0.76
Diluted earnings per share	$0.79	$0.66	$0.76	$0.82	$0.75
Profitability
Return on assets	1.26%	1.12%	1.41%	1.48%	1.39%
Return on equity	8.13%	7.05%	8.49%	9.19%	8.53%
Return on tangible equity(2)	13.22%	11.60%	14.52%	16.08%	14.92%
Noninterest revenues/operating revenues (FTE)(1)	39.2%	36.6%	39.6%	38.3%	38.6%
Efficiency ratio	58.9%	58.1%	60.4%	60.7%	58.8%
Components of Net Interest Margin (FTE)
Loan yield	4.23%	4.40%	4.61%	4.67%	4.72%
Cash equivalents yield	0.10%	0.10%	0.90%	1.68%	2.19%
Investment yield	2.31%	2.50%	2.51%	2.70%	2.61%
Earning asset yield	3.28%	3.56%	3.93%	3.99%	4.03%
Interest-bearing deposit rate	0.19%	0.23%	0.34%	0.36%	0.36%
Borrowing rate	1.19%	1.36%	1.70%	1.68%	2.06%
Cost of all interest-bearing funds	0.23%	0.28%	0.40%	0.42%	0.43%
Cost of funds (includes DDA)	0.16%	0.20%	0.30%	0.31%	0.32%
Net interest margin (FTE)	3.12%	3.37%	3.65%	3.71%	3.73%
Fully tax-equivalent adjustment	$963	$1,015	$1,032	$1,026	$985

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2020			2019
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Average Balances
Loans	$7,508,895	$7,219,462	$6,876,771	$6,857,977	$6,735,776
Cash equivalents	1,300,981	822,992	114,660	504,858	665,862
Taxable investment securities	2,686,120	2,608,495	2,586,646	2,242,471	1,990,979
Nontaxable investment securities	461,963	454,511	459,340	434,020	413,437
Total interest-earning assets	11,957,959	11,105,460	10,037,417	10,039,326	9,806,054
Total assets	13,543,460	12,652,200	11,487,384	11,472,415	11,229,919
Interest-bearing deposits	7,621,206	7,146,301	6,598,131	6,581,979	6,462,143
Borrowings	291,241	315,934	329,355	325,139	290,967
Total interest-bearing liabilities	7,912,447	7,462,235	6,927,486	6,907,118	6,753,110
Noninterest-bearing deposits	3,312,841	2,964,717	2,458,529	2,519,645	2,458,831
Shareholders' equity	2,095,211	2,009,996	1,902,169	1,851,579	1,824,869
Balance Sheet Data
Cash and cash equivalents	$1,836,521	$1,319,880	$529,336	$205,030	$1,014,042
Investment securities	3,270,063	3,337,459	3,185,381	3,088,343	2,481,742
Loans:
Business lending	3,433,565	3,455,343	2,789,130	2,775,876	2,779,612
Consumer mortgage	2,410,249	2,428,060	2,424,656	2,430,902	2,405,191
Consumer indirect	1,039,925	1,056,865	1,087,879	1,113,062	1,091,980
Home equity	413,265	418,543	386,583	386,325	389,029
Consumer direct	161,639	169,228	177,844	184,378	187,379
Total loans	7,458,643	7,528,039	6,866,092	6,890,543	6,853,191
Allowance for credit losses	64,962	64,437	55,652	49,911	49,423
Intangible assets, net	850,214	852,761	832,919	836,923	840,685
Other assets	494,846	470,515	450,907	439,367	457,060
Total assets	13,845,325	13,444,217	11,808,983	11,410,295	11,597,297
Deposits:
Noninterest-bearing	3,326,517	3,273,921	2,491,720	2,465,902	2,549,395
Non-maturity interest-bearing	6,830,893	6,600,140	5,899,297	5,592,936	5,672,825
Time	963,180	972,612	912,965	936,129	946,065
Total deposits	11,120,590	10,846,673	9,303,982	8,994,967	9,168,285
Borrowings	288,448	176,195	208,718	253,758	237,661
Subordinated notes payable	13,735	13,755	13,775	13,795	13,814
Subordinated debt held by unconsolidated subsidiary trusts	77,320	79,382	77,320	77,320	77,320
Accrued interest and other liabilities	246,572	246,897	228,557	215,221	259,796
Total liabilities	11,746,665	11,362,902	9,832,352	9,555,061	9,756,876
Shareholders' equity	2,098,660	2,081,315	1,976,631	1,855,234	1,840,421
Total liabilities and shareholders' equity	13,845,325	13,444,217	11,808,983	11,410,295	11,597,297
Capital
Tier 1 leverage ratio	10.21%	10.79%	11.10%	10.80%	10.76%
Tangible equity/net tangible assets(2)	9.92%	10.08%	10.78%	10.01%	9.68%
Diluted weighted average common shares O/S	54,159	53,017	52,646	52,522	52,382
Period end common shares outstanding	53,538	53,514	52,031	51,794	51,660
Cash dividends declared per common share	$0.42	$0.41	$0.41	$0.41	$0.41
Book value	$39.20	$38.89	$37.99	$35.82	$35.63
Tangible book value(2)	$24.15	$23.80	$22.84	$20.52	$20.24
Common stock price (end of period)	$54.46	$57.02	$58.80	$70.94	$61.69

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2020			2019
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Asset Quality
Nonaccrual loans	$28,756	$20,697	$19,046	$18,835	$23,610
Accruing loans 90+ days delinquent	3,487	6,063	12,736	5,426	5,064
Total nonperforming loans	32,243	26,760	31,782	24,261	28,674
Other real estate owned (OREO)	1,209	3,186	1,469	1,270	1,258
Total nonperforming assets	33,452	29,946	33,251	25,531	29,932
Net charge-offs	1,257	910	1,550	2,369	1,638
Allowance for credit losses/loans outstanding	0.87%	0.86%	0.81%	0.72%	0.72%
Nonperforming loans/loans outstanding	0.43%	0.36%	0.46%	0.35%	0.42%
Allowance for credit losses/nonperforming loans	201%	241%	175%	206%	172%
Net charge-offs/average loans	0.07%	0.05%	0.09%	0.14%	0.10%
Delinquent loans/ending loans	0.79%	0.72%	1.11%	0.94%	0.85%
Provision for credit losses/net charge-offs	155%	1,074%	361%	121%	107%
Nonperforming assets/total assets	0.24%	0.22%	0.28%	0.22%	0.26%
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data
Pre-tax, pre-provision net revenue
Net income (GAAP)	$42,809	$35,248	$40,134	$42,884	$39,218
Income taxes	10,904	8,964	9,285	8,853	10,472
Income before income taxes	53,713	44,212	49,419	51,737	49,690
Provision for credit losses	1,945	9,774	5,594	2,857	1,751
Pre-tax, pre-provision net revenue (non-GAAP)	55,658	53,986	55,013	54,594	51,441
Acquisition expenses	796	3,372	369	819	6,061
Unrealized loss (gain) on equity securities	12	(12)	30	9	(10)
Litigation reserve	2,950	0	0	0	0
Adjusted pre-tax, pre-provision net revenue (non-GAAP)	$59,416	$57,346	$55,412	$55,422	$57,492

Pre-tax, pre-provision net revenue per share
Diluted earnings per share (GAAP)	$0.79	$0.66	$0.76	$0.82	$0.75
Income taxes	0.20	0.17	0.18	0.17	0.20
Income before income taxes	0.99	0.83	0.94	0.99	0.95
Provision for credit losses	0.04	0.19	0.10	0.06	0.03
Pre-tax, pre-provision net revenue per share (non-GAAP)	1.03	1.02	1.04	1.05	0.98
Acquisition expenses	0.02	0.06	0.01	0.01	0.12
Unrealized loss (gain) on equity securities	0.00	0.00	0.00	0.00	0.00
Litigation reserve	0.05	0.00	0.00	0.00	0.00
Adjusted pre-tax, pre-provision net revenue per share (non-GAAP)	$1.10	$1.08	$1.05	$1.06	$1.10

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2020			2019
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data (continued)
Net income
Net income (GAAP)	$42,809	$35,248	$40,134	$42,884	$39,218
Acquisition expenses	796	3,372	369	819	6,061
Tax effect of acquisition expenses	(162)	(684)	(69)	(140)	(1,277)
Subtotal (non-GAAP)	43,443	37,936	40,434	43,563	44,002
Acquisition-related provision for credit losses	0	3,201	0	0	0
Tax effect of acquisition-related provision for credit losses	0	(649)	0	0	0
Subtotal (non-GAAP)	43,443	40,488	40,434	43,563	44,002
Unrealized loss (gain) on equity securities	12	(12)	30	9	(10)
Tax effect of unrealized loss (gain) on equity securities	(2)	2	(6)	(2)	2
Subtotal (non-GAAP)	43,453	40,478	40,458	43,570	43,994
Litigation reserve	2,950	0	0	0	0
Tax effect of litigation reserve	(599)	0	0	0	0
Operating net income (non-GAAP)	45,804	40,478	40,458	43,570	43,994
Amortization of intangibles	3,581	3,524	3,667	3,962	3,960
Tax effect of amortization of intangibles	(727)	(714)	(689)	(678)	(835)
Subtotal (non-GAAP)	48,658	43,288	43,436	46,854	47,119
Acquired non-impaired loan accretion	(1,326)	(1,365)	(1,465)	(1,898)	(1,637)
Tax effect of acquired non-impaired loan accretion	269	277	275	325	345
Adjusted net income (non-GAAP)	$47,601	$42,200	$42,246	$45,281	$45,827

Return on average assets
Adjusted net income (non-GAAP)	$47,601	$42,200	$42,246	$45,281	$45,827
Average total assets	13,543,460	12,652,200	11,487,384	11,472,415	11,229,919
Adjusted return on average assets (non-GAAP)	1.40%	1.34%	1.48%	1.57%	1.62%

Return on average equity
Adjusted net income (non-GAAP)	$47,601	$42,200	$42,246	$45,281	$45,827
Average total equity	2,095,211	2,009,996	1,902,169	1,851,579	1,824,869
Adjusted return on average equity (non-GAAP)	9.04%	8.44%	8.93%	9.70%	9.96%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2020			2019
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Income statement data (continued)
Earnings per common share
Diluted earnings per share (GAAP)	$0.79	$0.66	$0.76	$0.82	$0.75
Acquisition expenses	0.02	0.06	0.01	0.01	0.12
Tax effect of acquisition expenses	0.00	(0.01)	0.00	0.00	(0.03)
Subtotal (non-GAAP)	0.81	0.71	0.77	0.83	0.84
Acquisition-related provision for credit losses	0.00	0.06	0.00	0.00	0.00
Tax effect of acquisition-related provision for credit losses	0.00	(0.01)	0.00	0.00	0.00
Subtotal (non-GAAP)	0.81	0.76	0.77	0.83	0.84
Unrealized loss (gain) on equity securities	0.00	0.00	0.00	0.00	0.00
Tax effect of unrealized loss (gain) on equity securities	0.00	0.00	0.00	0.00	0.00
Subtotal (non-GAAP)	0.81	0.76	0.77	0.83	0.84
Litigation reserve	0.05	0.00	0.00	0.00	0.00
Tax effect of litigation reserve	(0.01)	0.00	0.00	0.00	0.00
Operating diluted earnings per share (non-GAAP)	0.85	0.76	0.77	0.83	0.84
Amortization of intangibles	0.07	0.07	0.07	0.07	0.08
Tax effect of amortization of intangibles	(0.01)	(0.01)	(0.01)	(0.01)	(0.02)
Subtotal (non-GAAP)	0.91	0.82	0.83	0.89	0.90
Acquired non-impaired loan accretion	(0.03)	(0.03)	(0.03)	(0.04)	(0.03)
Tax effect of acquired non-impaired loan accretion	0.00	0.01	0.00	0.01	0.01
Diluted adjusted net earnings per share (non-GAAP)	$0.88	$0.80	$0.80	$0.86	$0.88

Noninterest operating expenses
Noninterest expenses (GAAP)	$96,966	$90,903	$93,663	$95,269	$96,929
Amortization of intangibles	(3,581)	(3,524)	(3,667)	(3,962)	(3,960)
Acquisition expenses	(796)	(3,372)	(369)	(819)	(6,061)
Litigation reserve	(2,950)	0	0	0	0
Total adjusted noninterest expenses (non-GAAP)	$89,639	$84,007	$89,627	$90,488	$86,908

Efficiency ratio
Adjusted noninterest expenses (non-GAAP) - numerator	$89,639	$84,007	$89,627	$90,488	$86,908
Tax-equivalent net interest income	93,928	92,966	91,086	93,766	92,261
Noninterest revenues	59,659	52,938	58,622	57,123	57,094
Acquired non-impaired loan accretion	(1,326)	(1,365)	(1,465)	(1,898)	(1,637)
Unrealized loss (gain) on equity securities	12	(12)	30	9	(10)
Operating revenues (non-GAAP) - denominator	152,273	144,527	148,273	149,000	147,708
Efficiency ratio (non-GAAP)	58.9%	58.1%	60.4%	60.7%	58.8%

Summary of Financial Data (unaudited)
(Dollars in thousands, except per share data)
	2020			2019
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Quarterly GAAP to Non-GAAP Reconciliations
Balance sheet data
Total assets
Total assets (GAAP)	$13,845,325	$13,444,217	$11,808,983	$11,410,295	$11,597,297
Intangible assets	(850,214)	(852,761)	(832,919)	(836,923)	(840,685)
Deferred taxes on intangible assets	44,733	45,094	44,494	44,742	46,048
Total tangible assets (non-GAAP)	13,039,844	12,636,550	11,020,558	10,618,114	10,802,660

Total common equity
Shareholders' Equity (GAAP)	2,098,660	2,081,315	1,976,631	1,855,234	1,840,421
Intangible assets	(850,214)	(852,761)	(832,919)	(836,923)	(840,685)
Deferred taxes on intangible assets	44,733	45,094	44,494	44,742	46,048
Total tangible common equity (non-GAAP)	1,293,179	1,273,648	1,188,206	1,063,053	1,045,784

Net tangible equity-to-assets ratio at quarter end
Total tangible common equity (non-GAAP) - numerator	$1,293,179	$1,273,648	$1,188,206	$1,063,053	$1,045,784
Total tangible assets (non-GAAP) - denominator	13,039,844	12,636,550	11,020,558	10,618,114	10,802,660
Net tangible equity-to-assets ratio at quarter end (non-GAAP)	9.92%	10.08%	10.78%	10.01%	9.68%

(1) Excludes unrealized gain and loss on equity securities.
(2) Includes deferred tax liabilities related to certain intangible assets.

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